Exhibit 2.3

Yamanouchi Consumer Inc.

4747 Willow Road

Pleasanton, CA 94588

October 11, 2004

Bear Creek Holdings Inc.

c/o Wasserstein & Co., LP

1301 Avenue of the Americas, 44th Floor

New York, New York 10019

Dear Sirs:

In connection with the Stock Purchase Agreement dated as of April 1, 2004 (the “SPA”), among Bear Creek Holdings Inc. (formerly known as Pear Acquisition Inc.) (“Buyer”), Yamanouchi Consumer Inc., Yamanouchi Pharmaceutical Co., Ltd. and Yamanouchi U.S. Holding Inc., the parties to the SPA hereby agree as follows:

•	Notwithstanding anything to the contrary in the SPA, the date by which Buyer is entitled to deliver a notice of disagreement under the first sentence of Section 2.03(b) of the SPA is October 14, 2004.

•	This letter agreement shall constitute an amendment of the SPA pursuant to Section 13.02 thereof. Except as expressly set forth in this letter agreement, the SPA is and shall continue to be in full force and effect and, as so amended hereby, is hereby ratified and confirmed in all respects.

•	This letter agreement (a) may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same agreement, (b) shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof, (c) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, of the parties with respect to the subject matter of this letter agreement and (d) may be amended only by writing signed by each of the parties hereto.

If the foregoing correctly sets forth our agreement with respect to the matters set forth above, please so indicate by signing below.

Very truly yours,

YAMANOUCHI CONSUMER INC.

By:	/s/	Thomas E. Bishop
	Name:	Thomas E. Bishop
	Title:	Senior Vice President, Taxes and Treasurer

YAMANOUCHI PHARMACEUTICAL CO., LTD.

By:	/s/	Chikashi Takeda
	Name:	Chikashi Takeda
	Title:	Associate Director Corporate Planning

YAMANOUCHI U.S. HOLDING INC.

By:	/s/	Thomas E. Bishop
	Name:	Thomas E. Bishop
	Title:	Senior Vice President, Taxes and Treasurer

Accepted and agreed as of the
date first written above

BEAR CREEK HOLDINGS INC. (formerly know as Pear Acquisition Inc.)

By:	/s/	George Majoros
	Name:	George Majoros
Title: